Exhibit 10.12
THE 409A DEFERRED COMPENSATION PLAN
OF
FIRST CITIZENS BANK AND TRUST COMPANY, INC.
PREAMBLE
Effective January 31, 2013, First Citizens Bank and Trust Company, Inc. (the “Bank”) hereby amends and restates this 409A Deferred Compensation Plan of First Citizens Bank and Trust Company, Inc. (the “Plan”). The purpose of this Plan is to allow certain members of the management team of the Bank to defer the receipt of a portion of their compensation. Further, the Bank may use this Plan to provide additional deferred compensation in the form of individually determined, discretionary allocations for the benefit of certain management team members.
The Plan was originally adopted by the Bank effective January 1, 2005, to comply with requirements of Internal Revenue Code Section 409A. The Bank’s previous nonqualified deferred compensation plan, The Deferred Compensation Plan of First-Citizens Bank and Trust Company of South Carolina, was frozen effective December 31, 2004, and will govern the nonqualified deferred compensation benefits accrued under that plan up to and including December 31, 2004, plus any earnings on such benefits after December 31, 2004.
The Bank established this Plan to further the economic interests of the Bank and its affiliates by providing deferred compensation incentives to selected management team members. This Plan is intended to enhance the long term performance and retention of the management team members selected to participate in this Plan.
This Plan is a “top-hat” plan within the meaning of Section 201(2), 301(a)(3), and 401(a)(1) of the Employment Retirement Income Security Act of 1974, as amended (ERISA). As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from all other ERISA requirements. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Bank and any Participant, any Participants’ designated beneficiary, or any other person. Should the Bank set aside any funds or purchase any insurance contract on the life of any Participant in anticipation of its obligations under the Plan, such fund or insurance contract shall continue for all purposes to be a part of the general funds of the Bank and no other person other than the Bank shall, by virtue of the Plan or otherwise, have any interest in such funds or contract.
ARTICLE 1
REFERENCES, CONSTRUCTION AND DEFINITIONS
Unless otherwise indicated, all references to articles, sections and subsections shall be to the Plan as set forth in this document. The Plan and all rights thereunder shall be construed and enforced in accordance with ERISA and, to the extent that state law is applicable, the laws of the State of South Carolina. The article titles and the captions preceding sections and subsections have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision. When the context so requires, the singular includes the plural. Whenever used herein and capitalized, the following terms have the respective meanings indicated unless the context plainly requires otherwise.

1.1	“Adjustment Date” means the last day of each calendar month, and any other date specified by the Administrator upon or as of which accounts are adjusted as set forth in Article 6.

1.2	“Administrator” means the Committee or any person to whom the Committee has delegated some or all of its administrative responsibilities under the Plan.

1.3
“Affiliate” means any corporation with respect to which the Bank owns, directly or indirectly, more than 50 percent of the corporation’s outstanding capital stock, and any other entity the Administrator designates as an Affiliate.

1.4
“Authorized Leave of Absence” means either (a) a leave of absence authorized by the Participating Company provided that the Employee returns within the period specified; or (b) an absence required to be considered an Authorized Leave of Absence by applicable law.

1.5	“Bank” means First Citizens Bank and Trust Company, Inc. or any entity which succeeds to its rights and obligations with respect to the Plan.

1.6
“Beneficiary” means the beneficiary or beneficiaries designated by a Participant pursuant to Article 9 to receive the benefits, if any, payable on behalf of the Participant under the Plan after the death of such Participant, or, when there has been no such designation or an invalid designation, the individual or entity, or the individuals or entities, who will receive such amount.

1.7	“Board” means the Board of Directors of the Bank.

1.8
“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

1.9	“Committee” means the Committee provided for in Article 8 and responsible for administering the Plan.

1.10	“Compensation” means the Salary and Performance-Based Compensation payable by a Participating Employer to an Employee for Service.

1.11
“Deferral Election” means the Participant’s written election, made in accordance with Section 3.1, to forgo the receipt of a stipulated amount of Compensation. Amounts so foregone are called “Deferrals.”

1.12	“Deferrals” means amounts of Compensation foregone pursuant to a Deferral Election.

1.13
“Disability Retirement” means, with respect to a Participant who incurs a Termination of Employment on account of Total Disability, the Participant shall be deemed to have taken Disability Retirement six months thereafter, provided the Participant’s Total Disability continues until such Disability Retirement.

1.14
“Early Retirement” means Termination of Employment prior to Normal Retirement, other than on account of death or Disability Retirement, on or after the date the Participant attains Early Retirement Age.

1.15	“Early Retirement Age” means the earlier of the date a Participant attains age 50 with 15 years of Service or the date a Participant attains age 55 with 10 years of Service.

1.16	“Effective Date” means the date the provisions of this Plan became effective, January 1, 2005. The Effective Date of this amendment and restatement of the Plan is January 31, 2013.

1.17	“Employee” means a person who is a common law employee of a Participating Company or an Affiliate.

1.18	“Employer Discretionary Allocation” means a dollar amount allocated to a Participant’s Retirement Account pursuant to Plan Section 3.2.

1.19
“ERISA” means the Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended. All citations to sections of ERISA are to such sections as they may from time to time be amended or renumbered.

1.20
“Interest” means, with respect to each Adjustment Date, the dollar amount of interest to be credited to the Participant’s Retirement Account as provided in Article 6. The rate of Interest shall be determined in accordance with Plan Section 3.3.

1.21	“Normal Retirement” means Termination of Employment, other than on account of death, on or after the date the Participant attains Normal Retirement Age.

1.22	“Normal Retirement Age” means age 65.

1.23
“Participant” means any individual who commenced participation in the Plan as provided in Article 2 and who is either (a) an Employee, (b) a former Employee who is eligible for a benefit under the Plan, or (c) a former Employee whose employment terminated on account of Total Disability and who may later become eligible for a benefit under the Plan.

1.24
“Participating Company” means the Bank or an Affiliate which, by action of its board of directors or equivalent governing body and with the written consent of the Board, has adopted the Plan; provided that the Board may, subject to the foregoing provision, waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, a Participating Company shall be deemed to appoint the Bank its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Bank and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Bank to act as such agent shall continue until the Plan is terminated as to the Participating Company. The term “Participating Company” shall be construed as if the Plan were solely the Plan of such Participating Company, unless the context plainly requires otherwise.

1.25
“Performance-Based Compensation” means Compensation that is: (1) variable and contingent on the satisfaction of pre-established organizational or individual performance criteria and (2) not readily ascertainable at the time of a Deferral Election. Commissions and other incentive compensation determined over period of less than 12 months will not be considered Performance-Based Compensation.

1.26	“Plan” means the 409A Deferred Compensation Plan of First Citizens Bank and Trust Company, Inc., as contained herein and as it may be amended from time to time hereafter.

1.27	“Plan Year” means the calendar year ending on each December 31st.

1.28
“Retirement Account” means, with respect to each Participant’s Deferrals and Employer Discretionary Allocations (and Interest on such amounts), the separate bookkeeping account adjusted as of each Adjustment Date as provided in Section 6.2. The Retirement Account may also be referred to as the Retirement Benefit. Subaccounts shall be maintained within each Participant’s Retirement Account.

1.29	“Retirement” means a Participant’s Normal Retirement, Early Retirement, or Disability Retirement. The term “Retire” means the act of taking Retirement.

1.30
“Salary” means, with respect to an Employee, the regular base salary (exclusive of fringe and other employment benefits), commissions and incentive compensation determined for a period of less than 12 months payable by the Participating Company to the Employee for Service. Salary shall not include Performance-Based Compensation.

1.31	“Service” means employment with the Participating Company or any Affiliate. Notwithstanding any provision in the Plan to the contrary, periods of Total Disability constitute Service.

1.32	“Severance” means Termination of Employment other than on account of Retirement, death, or Total Disability.

1.33	“Surviving Spouse” means the survivor of a deceased Participant to whom such deceased Participant was legally married immediately before the Participant’s death.

1.34
“Termination of Employment” means a Termination of Employment with the Participating Company or an Affiliate; provided, however, that the transfer of an Employee from employment by one Participating Company or an Affiliate to employment by another Participating Company or Affiliate shall not constitute a Termination of Employment; and provided further that a Termination of Employment shall occur on the earlier of (a) or (b) where:

(a)	is the date as of which an Employee quits, is discharged, terminates employment in connection with a disability (including Total Disability), Retires or dies, and

(b)	is the first day of absence of an Employee who fails to return to employment at the expiration of an Authorized Leave of Absence.
Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made under the Plan because of a Termination of Employment for reasons other than death or Total Disability unless the Participant has incurred a separation from service for purposes of Code Section 409A and the regulations there under.

1.35
“Total Disability” occurs when a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer. “Totally Disabled” means being under a Total Disability.

1.36
“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant or the Participant’s spouse, Beneficiary or dependent; a loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as result of events beyond the control of the Participant.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1	Eligibility. An Employee shall be eligible to become a Participant in the Plan if the Employee:

a.	is a member of the Participating Company’s “select group of management or highly compensated employees,” as defined in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, as amended; and

b.	is designated in writing by the Committee as eligible.

2.2
Participation. An Employee who is eligible under Plan Section 2.1 to become a Participant shall become a Participant upon the execution and delivery of a Deferral Election under this Plan. Notwithstanding the preceding, an Employee who is eligible under Plan Section 2.1 and who receives an Employer Discretionary Allocation shall become a Participant when the Employer Discretionary Allocation is declared.

2.3	Duration of Participation. A Participant shall continue to be a Participant until the date the Participant is no longer entitled to a benefit under this Plan.

ARTICLE 3
ACCUMULATION OF PLAN BENEFITS

3.1	Deferral Elections.

a.	Procedures.

1.
First Year of Participation. An Employee shall have 30 days following the date the Employee first becomes eligible to participate in this Plan in which to execute and deliver to the Administrator a Deferral Election by which the Participant elects to defer a stipulated amount of Salary to be earned after the Deferral Election is made and which, but for such Deferral Election, would be paid to the Participant. Notwithstanding any other provision of the Plan to the contrary, an Employee who enters the Plan on any date other than January 1 of the Plan Year may not elect to defer any Performance-Based Compensation earned by the Participant during the initial Plan Year of participation of less than 12 months.

2.
Subsequent Years of Participation. Unless a longer period is authorized under this Section 3.1(a), an eligible Employee shall have until December 31 of each Plan Year to execute and deliver to the Administrator a Deferral Election providing for the Deferral of a stipulated amount of Salary and Performance-Based Compensation to be earned during the next Plan Year and in future Plan Years which, but for such Deferral Election, would be paid to the Participant.

3.
Deferral of Performance-Based Compensation. In the case of any Performance-Based Compensation for services performed over a period of at least 12 months, an eligible Employee must execute and deliver to the Administrator a valid Deferral Election no later than six months before the end of the performance period.

4.
Other Rules. Once made, a Deferral Election shall remain in effect for each succeeding Plan Year until amended or revoked. The Administrator may establish administrative rules regarding the method, timing, and form of Deferral Elections under this Plan Section 3.1, including rules that are more restrictive than described above if the Administrator deems such rules necessary for the administration of this Plan.

b.
Maximum Deferrals. An eligible Employee is prohibited from making any Deferral Election which would result in Deferrals for a Plan Year in excess of 10% of Salary or 10% of Performance-Based Compensation.

c.
Minimum Deferrals. An eligible Employee is prohibited from making any Deferral Election which would result in Deferrals for a Plan Year of less than $2,000. The foregoing notwithstanding, the Committee, in the exercise of its discretion, may waive such minimum Deferral requirement for any Participant with respect to one or more Plan Years.

d.
No Revocation of Deferral Election. Any Participant who has made a Deferral Election with respect to Salary may not subsequently cancel or modify that Deferral Election on or after the first day of that Plan Year. Any Participant who has made a Deferral Election with respect to Performance-Based Compensation may not subsequently cancel or modify that Deferral Election on or after the first day of the six-month period before the end of the performance period.

3.2
Employer Discretionary Allocations. From time to time during the existence of the Plan, the Participating Company may, in its sole and absolute discretion, identify an Employee who is eligible under Plan Section 2.1(a) for an Employer Discretionary Allocation. In this case, the Participating Company shall declare in writing a dollar amount for the benefit of the Participant to be allocated to such Participant’s Retirement Account as of a specific Allocation Date. The Employer Discretionary Allocations shall be accounted for in a separate subaccount of the Participant’s Retirement Account.

3.3
Interest. The Retirement Account of each Participant, shall accrue Interest. Interest shall separately accrue on the subaccounts maintained for Deferrals and Employer Discretionary Allocations. Also, Interest accrued on Deferrals and Employer Discretionary Allocations shall be maintained in separate subaccounts of the Retirement Account.

Pre-January 1, 2010 Participants. For Participant’s who participated in the Plan at any time on or before December 31, 2009, the rate of Interest shall be, at the election of the Participant, either a fixed rate of interest or a floating rate of interest according to the following terms:

a.	Floating Interest Rate. A rate of interest that may be changed prospectively from time to time, by written action of the Board; or

b.
Fixed Interest Rate. A rate of interest that is fixed when the Employee first becomes a Participant under Plan Section 2.2. The fixed rate of interest shall be used for all purposes under the Plan while the Participant or the Participant’s Beneficiary is entitled to a benefit under this Plan.

The Plan’s interest rate under subsections (a) and (b) above has been 8.2 percent from the Plan’s original effective date and shall remain in effect for Pre-January 1, 2010, Participants and their Beneficiaries until these individuals receive their benefit under this Plan.
Post-December 31, 2009 Participants. For Participant’s who begin their initial participation in the Plan on or after January 1, 2010, the rate of Interest shall be set on the first day of each quarter equal to the sum of the prime rate of interest published in the Wall Street Journal on the last business day of the preceding quarter plus 1 percent. Notwithstanding the preceding, the rate of Interest at no time will be less than 3.5 percent nor more than 8 percent per annum.
ARTICLE 4
DISTRIBUTION OF BENEFITS

4.1	Retirement Benefit.

a.	Eligibility. Upon a Participant’s Retirement, the Participating Company shall pay the Participant’s Retirement Account as described in this Section 4.1.

b.
Payment Method, Timing, and Amount. The Participant shall elect the method of payment of the Retirement Account when the Deferral Election is made. Subject to Section 4.1(d) below, the Participant may elect one of the following payment methods:

i.	Lump sum equal to the Participant’s Retirement Account;

ii.	5-year annuity;

iii.	10-year annuity;

iv.	15-year annuity; and

v.	20-year annuity.
Subject to Section 4.5 below, payment of the Retirement Account in a form other than a lump sum shall begin no later than the last working day of the second month following the month of the Participant’s Retirement (the “annuity starting date”). Payment of the Retirement Account in a lump sum shall be made during the 90-day period beginning on the first day of the seventh month following Retirement. The Participant shall not have a right to designate the taxable year of the payment. Notwithstanding the foregoing, the Participant may designate in the Deferral Election for payment to begin as of any anniversary of the annuity starting date (a “delayed annuity starting date”); provided, that the delayed annuity starting date shall not be later than the tenth anniversary of the annuity starting date and the form of payment shall provide that payments shall extend no later than the tenth anniversary of the annuity starting date of the Participant.
All annuity benefits will be paid in annual payments on the anniversary of the annuity starting date over the selected term. In lieu of annual payments, a Participant may elect to receive monthly payments which shall be calculated at the beginning of each 12-month period based on the Interest rate in effect at that time pursuant to Plan Section 3.3. Any balance remaining in the Participant’s Retirement Account at the end of the annuity period shall be paid with the last payment.
A Participant may elect, prior to the Participant’s Retirement, to change the time and form of payment of the Retirement Account. Such election must (i) be made at least 12 months prior to the date of the first scheduled payment of the Retirement Account; (ii) require that the first payment pursuant to the new form of payment be deferred not less than five years from the date the payment would have otherwise been made (except that such five-year rule does not apply to distributions due to death, Total Disability, or Unforeseeable Emergency); and (iii) not take effect until at least 12 months after the new election is made. Any change in the time or form of payment elected by the Participant shall apply to all Deferrals made by the Participant prior to such election.

c.
Determination of Annual Payments. The annual payment amount to be made under an annuity distribution alternative under Plan Section 4.1(b)(2) through (5) shall be determined under one of the following two methods selected by the Participant in the Deferral Election:

i.
Level Payment Method. The level payment method shall calculate an amount required to distribute the Participant’s entire Retirement Account in substantially equal annual amounts over the annuity period determined under Plan Section 4.1(b) using the following formula:

Annual Retirement = AB x Annuity Factor
Distribution
Where (i) AB is the Participant’s Retirement Account balance on the annuity starting date (or subsequent anniversary thereof for recalculation), and (ii) the Annuity Factor is the factor indicated in the Table attached as Exhibit D for the rate of Interest in effect on the annuity starting date (or subsequent anniversary thereof for recalculation) and the term of the annuity determined under Plan Section 4.1(b). For example, a Participant retires in year 1 with a Retirement Account balance of $100,000 on the annuity starting date. The rate of Interest in effect on the annuity starting date is 8%. The Participant will receive a 10-year annuity payout. The annual payments to be made under the Plan shall be a level amount calculated as follows:

Account Balance	$100,000
Annuity Factor	x 0.1490294887
Annuity Payment	$ 14,903
The annuity payment determined under this method shall be paid in annual installments on the first annuity starting date and each subsequent anniversary thereof. Except for Participants who elected a fixed rate of Interest prior to January 1, 2010, the annuity payment shall be recalculated annually on each anniversary of the Participant’s annuity starting date using the rate of Interest then in effect.

ii.	Percentage of Retirement Account Balance Method. The percentage of Retirement Account balance method shall use the following formula:
Annual Retirement = AB x (yz)
Distribution
Where (1) AB is the Participant’s Retirement Account balance immediately before the distribution including Interest since the last distribution; (2) y is the number which represents the number of annuity payments to date (including the current payment); (3) z is the total number of annuity payments to be made under the payment method selected under 4.1(b) above. For example, a Participant retires in Year 1 and elects payment as a 10-year annuity beginning on the annuity starting date. The annual payment amount would be determined as follows:
Year of Distribution             Distribution Fraction
1                    1/10 or 10%
2                    2/10 or 20%
3                    3/10 or 30%
4                    4/10 or 40%
5                    5/10 or 50%
6                    6/10 or 60%
7                    7/10 or 70%
8                     8/10 or 80%
9                    9/10 or 90%
10                    10/10 or 100%

During the period over which the Retirement distribution is being made under this method, Interest shall accrue on the Retirement Account at the rate of Interest in effect at the time of the Interest accrual.

d.
Acceleration of Payments. Notwithstanding the other provisions of this Article 4 (including any Participant distribution election), if the Administrator, in the exercise of its sole and absolute discretion, so directs at any time, the Participating Company may accelerate the time or schedule of payment of the Participant’s Retirement Benefit at its then current present value, or any portion thereof, including, without limitation, the optional form of benefit selected by a Participant, if any, under Sections 4.1(b) for any reason allowed pursuant to Code Section

409A and any regulations thereunder (i.e., amounts distributed pursuant to a family court order incident to divorce or amounts that are considered de minimis). The amount of the accelerated payment shall be its current present value at the time of payment. Acceleration of payments is not permitted except as allowed by Code Section 409A and the regulations thereunder.

4.2
Reemployment. If a Retired Participant again becomes an Employee, such reemployment shall not change, suspend, delay, or otherwise affect payment of the Participant’s Retirement Account, and such Participant shall not be eligible to make Deferrals following such reemployment unless the Administrator so authorizes.

4.3
Death. If a Participant dies before beginning distributions, then the deceased Participant’s Retirement Benefit shall be paid in any manner allowed under Plan Section 4.1(b) as elected by the Participant in the Participant’s Beneficiary designation form or, if no such election is made, in a lump-sum to the Participant’s Beneficiary(ies) during the 90-day period beginning on the first day of the seventh month following the Participant’s death; provided, that the Beneficiary(ies) shall not have a right to designate the taxable year of the payment. If a Retired Participant dies after beginning distributions but before receiving the entire Retirement Benefit, the remaining Retirement Benefit will be paid to the Participant’s Beneficiary in the same manner as was in effect on the date of the Participant’s death or in any manner allowed under Plan Section 4.1(b) as elected by the Participant on the Participant’s Beneficiary designation form.

4.4
Payment of Plan Benefits Upon Severance. When a Participant terminates employment for reasons other than Retirement and therefore incurs Severance, the Participant’s Retirement Account shall be paid in a lump-sum during the 90-day period beginning on the first day of the seventh month following the date of Serverance; provided, that the Participant shall not have a right to designate the taxable year of the payment.

4.5
Commencement of Payments to Specified Employees. Notwithstanding any other provision in this Plan to the contrary, a Participant who is a “specified employee” may not begin receipt of Plan benefits upon Termination of Employment any earlier than six months after the date of Termination of Employment (or, if earlier, the date of death of the Participant). For purposes of the preceding sentence, a “specified employee” is a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise.

ARTICLE 5
PAYMENT UPON OCCURRENCE OF AN UNFORSEEABLE EMERGENCY

5.1
Payment Upon Occurrence of an Unforeseeable Emergency. If the Participant incurs an Unforeseeable Emergency, the Participant may request a distribution of all or part of the Participant’s Retirement Account. The Administrator shall take the Participant’s request under advisement and may distribute all or part of such Retirement Account to the Participant. The decision to make a distribution as a result of an Unforeseeable Emergency shall be based upon the facts and circumstances of each case. However, in no event shall the amount distributed exceed the lesser of the amount which is necessary to satisfy or alleviate the Participant’s Unforeseeable Emergency (plus any appropriate taxes), or the then-current value of the Participant’s Retirement Account. In the event that the request for an Unforeseeable Emergency distribution is approved and the Plan makes the same, the Participant’s Deferral Election shall be deemed void with respect to Deferrals after the date of the Unforeseeable Emergency distribution and the Participant shall be precluded from filing a subsequent Deferral Election to be effective before the first day of the 12th month following the date on which the Unforeseeable Emergency distribution is made.

ARTICLE 6
ADJUSTMENTS

6.1
Accounts. The Administrator shall establish and cause to be maintained with respect to each Participant’s Deferrals, Employer Discretionary Allocations, and Interest accrued on Deferrals and Employer Discretionary Allocations separate subaccounts as part of the Participant’s Retirement Account and as of each Adjustment Date shall adjust each subaccount as provided in this Article 6.

6.2	Adjustments to Retirement Account. As of each Adjustment Date, the Administrator shall adjust each Retirement Account by the following:

i.
Retirement Account Payments and Forfeitures. There shall be debited Retirement Benefits distributed or forfeited pursuant to Article 4, Deferrals paid pursuant to Article 5, forfeitures provided for under Article 7, and any other amounts that are properly allocable to the account as a reduction in the Retirement Account balance.

ii.
Interest. There shall be credited Interest for the period since the last Adjustment Date. Interest shall equal the product of the account, adjusted as of the Adjustment Date immediately preceding and after adjustment pursuant to paragraph (1) above but before adjustment pursuant to paragraphs (3) and (4) below, times such Interest rate then in effect for such Retirement Account.

iii.	Deferrals. There shall be credited the Participant’s Deferrals, if any, made since the last Adjustment Date and allocable to the account.

iv.
Employer Discretionary Allocations. There shall be credited the Employer Discretionary Allocations declared for the benefit of the Participant, if any, made since the last Adjustment Date and allocable to the account.

ARTICLE 7
CONDITIONS

7.1
Faithful Performance. Notwithstanding any provision in this Plan to the contrary, any benefit to be paid to or on behalf of any Participant under this Plan shall be reduced by the amount of any financial loss caused by the Participant’s criminal act or actions affecting a Participating Company or an Affiliate or the amount of any financial loss caused by a Participant’s embezzlement of money or property from a Participating Company or an Affiliate.

7.2
Intent to Comply with Internal Revenue Code Section 409A. This Plan is adopted by the Bank effective January 1, 2005, and the Bank intends for the terms, conditions and administration of this Plan to satisfy the requirements of IRC §409A in form and operation for the deferral of income under a nonqualified plan. In addition to any general right the Bank has reserved to amend or terminate this Plan, the Committee shall have the authority to amend the Plan and any Deferral Election, retroactively if necessary, in order to effectuate the Bank’s and a Participant’s intent to defer compensation in compliance with Code Section 409A.

ARTICLE 8
ADMINISTRATION OF THE PLAN

8.1
Powers and Duties of the Committee. The Committee shall have general responsibility for the administration of the Plan (including but not limited to complying with reporting and disclosure requirements (if any), and establishing and maintaining Plan records). In the exercise of its sole and absolute discretion, the Committee shall interpret the Plan’s provisions and determine the eligibility of individuals for benefits.

8.2
Agents. The Committee may engage such legal counsel, certified public accountants and other advisers and service providers, who may be advisers or service providers for the Participating Company or an Affiliate, and make use of such agents and clerical or other personnel, as it shall require or may deem advisable for purposes of the Plan. The Committee may rely upon the written opinion of any legal counsel or accountants engaged by the Committee, and may delegate to any such agent or to any subcommittee or member of the Committee its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall have discretion and authority to delegate all or some of its administrative responsibilities to the Bank’s Human Resources department or any other department, manager, or officer of the Bank as deemed appropriate by the Committee.

8.3
Reports to Board. The Committee shall report to the Board or to a committee of the Board designated for that purpose, as frequently as the Board or such committee shall specify, with regard to the matters for which the Committee is responsible under the Plan.

8.4
Structure of Committee. The Committee shall consist of the Compensation Committee of the Bank as it exists from time to time. No member of the Committee shall be entitled to act on or decide any matter relating solely to such member or any of such member’s rights or benefits under the Plan. In the event the Committee is unable to act in any matter by reason of the foregoing restriction, the Board shall act on such matter. The members of the Committee shall not receive any special compensation for serving in the capacity as members of the Committee but shall be reimbursed for any reasonable expenses incurred in connection herewith. Except as otherwise required by ERISA, no bond or other security shall be required of the Committee or any member thereof in any jurisdiction. Any member of the Committee, any subcommittee or agent to whom the Committee delegates any authority, and any other person or group of persons, may serve in more than one fiduciary capacity with respect to the Plan.

8.5
Adoption of Procedures of Committee. The Committee shall establish its own procedures and the time and place for its meetings, and provide for the keeping of minutes of all meetings. A majority of the members of the Committee shall constitute a quorum for the transaction of business at a meeting of the Committee. Any action of the Committee may be taken upon the affirmative vote of a majority of the members of the Committee at a meeting. The Committee may also act without meeting by unanimous written consent.

8.6
Instructions for Payments. All requests of or directions to the Participating Company for payment or disbursement shall be signed by a member of the Committee or such other person or persons as the Committee may from time to time designate in writing. This person shall cause to be kept full and accurate accounts of payments and disbursements under the Plan.

8.7
Claims for Benefits. All claims for benefits under the Plan shall be submitted in writing to the Committee. Within a reasonable period of time the Committee shall decide the claim by majority vote. Written notice of the decision on each such claim shall be furnished within 30 days after receipt of the claim. If the claim is wholly or partially denied, such written notice shall set forth an explanation of the specific findings and conclusions on which such denial is based. A claimant may review all pertinent documents and may request a review by the Committee of such a decision denying the claim. Such a request shall be made in writing and filed with the Committee within 60 days after delivery to said claimant of written notice of said decision. Such written request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems necessary to render its decision, and the decision on review shall be made as soon as possible after the Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant within 30 days after receipt by the Committee for a request for review. Written notice of the decision on review shall include specific reasons for such decision.

8.8
Mandatory Arbitration. Any controversy or claim arising out of or relating to a final decision, upon review pursuant to the procedures of Plan Section 8.7 above, that denies, whether in whole or part, a claim for benefits under the Plan shall be settled by arbitration using three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be subject to the statute of limitations that would apply if the claim on which arbitration is based were brought as a suit in a United States District Court under the ERISA. Notwithstanding the grant of any discretionary authority under the Plan, the arbitration shall be a de novo review and the arbitrators shall not be limited to merely determining whether an abuse of discretion has occurred. For all purposes under the Plan, the arbitrators shall have discretionary authority to decide the claim and their decision shall be final, binding, and conclusive on all interested parties. The site of any such arbitration shall be in the executive offices of the Bank. Each party shall pay their own costs for arbitration. The arbitrators shall allocate the cost of arbitration among the parties in their sole and absolute discretion.

8.9
Hold Harmless. To the maximum extent permitted by law, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member’s behalf in such member’s capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Participating Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Bank’s own assets), each member of the Committee and each other officer, Employee, or director of the Participating Company or an Affiliate to whom any duty or power relating to the administration or interpretation of the Plan against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Participating Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

8.10	Service of Process. The Secretary of the Bank or such other person designated by the Board shall be the agent for service of process under the Plan.

ARTICLE 9
DESIGNATION OF BENEFICIARIES

9.1
Beneficiary Designation. Every Participant shall file with the Administrator a written designation of one or more persons as the Beneficiary who shall be entitled to receive the benefits, if any, payable under the Plan after the Participant’s death. A Participant may from time to time revoke or change such Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Administrator. The last such designation received by the Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrator prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt. All decisions of the Administrator concerning the effectiveness of any Beneficiary designation, and the identity of any Beneficiary, shall be final. If a Beneficiary shall die after the death of the Participant and prior to receiving the payment(s) that would have been made to such Beneficiary had such Beneficiary’s death not occurred, then for the purposes of the Plan the payment(s) that would have been received by such Beneficiary shall be made to the Beneficiary’s estate.

9.2
Failure to Designate Beneficiary. If no Beneficiary designation is in effect at the time of a Participant’s death, the benefits, if any, payable under the Plan after the Participant’s death shall be made to the beneficiary designated in writing under the Bank’s 401(k) Plan, if any, or if no such written designation exists, to the Participant’s Surviving Spouse, if any, or if the Participant has no Surviving Spouse, to the Participant’s estate. If the Administrator is in doubt as to the right of any person to receive such benefits, the Administrator may direct the Participating Company to withhold payment, without liability for any Interest thereon, until the rights thereto are determined, or the Administrator may direct the Participating Company to pay any such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Participating Company therefore.
ARTICLE 10
WITHDRAWAL OF PARTICIPATING COMPANY

10.1
Withdrawal of Participating Company. The Participating Company (other than the Bank) may withdraw from participation in the Plan by giving the Board prior written notice approved by resolution by its board of directors or similar governing body specifying a withdrawal date, which shall be the last day of a month at least 30 days subsequent to the date which notice is received by the Board. The Participating Company shall withdraw from participating in the Plan if and when it ceases to be either a division of the Bank or an Affiliate. The Board may require the Participating Company to withdraw from the Plan, as of any withdrawal date the Board specifies.

10.2
Effect of Withdrawal. A Participating Company’s withdrawal from the Plan shall not in any way modify, reduce, or otherwise affect the Participating Company’s obligations under Deferral Elections and Employer Discretionary Allocations (or Interests accruals thereon) made before the withdrawal, as such obligations are defined under the provisions of the Plan existing immediately before the withdrawal. Withdrawal from the Plan by any Participating Company shall not in any way affect any other Participating Company’s participation in the Plan.

ARTICLE 11
AMENDMENT OR TERMINATION OF THE PLAN

11.1	Right to Amend or Terminate the Plan.

a.
The Board reserves the right at any time to amend or terminate the Plan by corporate resolution, in whole or in part, and for any reason and without the consent of any Participating Company, Participant, or Beneficiary. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Board.

b.
The Committee may adopt any ministerial and nonsubstantive amendment which may be necessary or appropriate to facilitate the administration, management, and interpretation of the Plan, provided the amendment does not materially affect the currently estimated cost to the Participating Companies of maintaining the Plan. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Committee.

c.
In no event shall an amendment or termination modify, reduce, or otherwise affect the Participating Company’s obligations under Deferral Elections or Employer Discretionary Allocations (or both) made before the amendment or termination, as such obligations are defined under the provisions of the Plan existing immediately before such amendment or termination.

11.2	Notice. Notice of any amendment or termination of the Plan shall be given by the Board or the Committee, whichever adopts the amendment, to the other and all Participating Companies.
ARTICLE 12
GENERAL PROVISIONS AND LIMITATIONS

12.1
No Right to Continued Employment. Nothing contained in the Plan shall give any Employee the right to be retained in the employment of the Participating Company or Affiliate or affect the right of any such employer to dismiss any Employee. The adoption and maintenance of the Plan shall not constitute a contract between any Participating Company and Employee or consideration for, or an inducement to or condition of, the employment of any Employee.

12.2
Payment on Behalf of Payee. If the Administrator shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or had died, then any payment due such person or such person’s estate (unless a prior claim therefore has been made by a duly appointed legal representative) may, if the Administrator so elects, be paid to such person’s spouse, a child, a relative, an institute maintaining or having custody of such person, or any other person deemed by the Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and the Participating Company therefore.

12.3
Nonalienation. No interest, expectancy, benefit, payment, claim, or right of any Participant or Beneficiary under the Plan shall be (a) subject in any manner to any claims of any creditor of the Participant or Beneficiary; (b) subject to the debts, contracts, liabilities or torts of the Participant or Beneficiary; or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person shall attempt to take any action contrary to this Section, such action shall be null and void and of no effect, and the Administrator and the Participating Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof. If the Participant, Beneficiary, or any other beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Administrator, cease and terminate, and in such event the Administrator may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary or the spouse, children, or other dependents of the Participant or Beneficiary, or any of them, in such manner and in such amounts and proportions as the Administrator may deem proper.

12.4
Missing Payee. If the Administrator cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if, after five years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Administrator or the Participating Company, and within three months after such mailing such person has not made written claim therefore, the Administrator, if it so elects, after receiving advice from counsel to the Plan, may direct that such payment and all remaining payments otherwise due to such person be canceled on the records of the Plan and the amount thereof forfeited, and upon such cancellation, the Participating Company shall have no further liability therefore, except that, in the event such person later notifies the Administrator of such person’s whereabouts and requests the payment or payments due to such person under the Plan, the amounts otherwise due but unpaid as of the date payment would have been made shall be paid to such person without Interest for late payment.

12.5
Required Information. Each Participant shall file with the Administrator such pertinent information concerning himself or herself, such Participant’s Beneficiary, or such other person as the Administrator may specify, and no Participant, Beneficiary, or other person shall have any rights or be entitled to any benefits under the Plan unless such information is filed by or with respect to the Participant.

12.6
Cooperation of Participant. If a Participating Company elects to purchase life insurance on a Participant’s life or enter into any other investment or insurance product intended to accumulate funds to be used by the Bank to pay benefits under the Plan, the Participant shall cooperate in the acquisition of such policy or such other investment but shall have no other claim to such policy or such other investment.

12.7
No Trust or Funding Created. The obligations of the Participating Company to make payments hereunder shall constitute a liability of the Participating Company to a Participant or Beneficiary, as the case may be. Such payments shall be made from the general funds of the Participating Company, and the Participating Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payment shall be made, and neither a Participant nor a Beneficiary shall have any interest in any particular asset of the Participating Company by reason of its obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Participating Company and a Participant or any other person. The rights and claims of a Participant or a Beneficiary to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of the Participating Company.

12.8
Binding Effect. Obligations incurred by the Participating Company pursuant to this Plan shall be binding upon and inure to the benefit of the Participating Company, its successors and assigns, and the Participant and the Participant’s Beneficiary.

12.9
Merger or Consolidation. In the event of a merger or consolidation by the Participating Company with another corporation, or the acquisition of substantially all of the assets or outstanding stock of the Participating Company by another corporation, then and in such event the obligations and responsibilities of the Participating Company under this Plan shall be assumed by any such successor or acquiring corporation, and all of the rights, privileges, and benefits of the Participants and Beneficiaries hereunder shall continue.

12.10
Entire Plan. This document and any written amendments hereto, the Deferral Elections, and the beneficiary designation forms contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed this 31st day of January, 2013.
FIRST CITIZENS BANK AND TRUST COMPANY, INC.
By: /s/ Jim B. Apple
Jim B. Apple
Chairman and Chief Executive Officer

ATTEST:
/s/ Lisa Mendenall
Lisa Mendenall
Corporate Secretary